Exhibit 99.1

News Release

Contact
Investors	Ed Kiker	904-357-9186
Media	James Golden/Mahmoud Siddig Joele Frank, Wilkinson Brimmer Katcher	212-355-4449

For release at 7:01 a.m. EST
RAYONIER REPORTS THIRD QUARTER RESULTS
Realigns Strategy and Operations to Improve Sustainability of its Timberland Resources and Increase Transparency
JACKSONVILLE, FL, November 10, 2014 - Rayonier Inc. (NYSE:RYN) (“Rayonier”) today issued its third quarter results and announced the following recent business and operational developments:

•	Announces results of internal review of the Company’s operations

•	Realigns strategy and lowers future expected harvest volumes to support sustainable timber harvesting

•	Revises guidance for 2014 and provides outlook for 2015

•	Reduces regular quarterly dividend

•	Restates financial results for the first and second quarters of 2014 to correct understatements in depletion expense and corresponding overstatements in income from continuing operations

•	Amends Form 10-K to correct merchantable timber inventory and reflect material weakness
Third Quarter 2014 Results

Rayonier reported third quarter net income attributable to Rayonier of $33 million, or $0.25 per share, compared to $57 million, or $0.44 per share, in the prior year period. Rayonier’s third quarter net income was unfavorably impacted by $2.6 million due to a cumulative adjustment for an out-of-period error in depletion expense. The prior period third quarter results included $43 million of net income from discontinued operations.1 Excluding these items, pro forma net income2 was $36 million, or $0.27 per share, for the third quarter and $14 million, or $0.11 per share, in the prior year period.
For the first nine months, net income attributable to Rayonier was $90 million, or $0.69 per share, compared to $292 million, or $2.23 per share in the prior period. Net income attributable to Rayonier was unfavorably impacted by the cumulative adjustment of $2.6 million due to an out-of-period error in depletion expense. The year-to-date results include $43 million of net income from discontinued operations and $4 million of costs related to the spin-off of the Performance Fibers business in the second quarter. The prior period included a $16 million gain3 related to the consolidation of the Company’s 65% owned New Zealand joint venture (JV) and $220 million of net income from discontinued operations. Excluding these items, pro forma net income was $54 million, or $0.41 per share, compared to $56 million, or $0.43 per share, in the prior year period.

225 Water Street, Jacksonville, FL 32202 904-357-9100

Exhibit 99.1

The following table summarizes the current quarter and comparable prior period results:

	Three Months Ended
(millions of dollars, except earnings per share (EPS))	September 30, 2014		September 30, 2013
	$	EPS	$	EPS
Net income attributable to Rayonier	$33	$0.25	$57	$0.44
Cumulative adjustment for out-of-period error in depletion expense[4]	3	0.02	—	—
Discontinued operations, net[1]	—	—	(43)	(0.33)
Pro forma net income[2]	$36	$0.27	$14	$0.11

The following table summarizes the year-to-date and comparable prior period results:

	Nine Months Ended
(millions of dollars, except earnings per share (EPS))	September 30, 2014		September 30, 2013
	$	EPS	$	EPS
Net income attributable to Rayonier	$90	$0.69	$292	$2.23
Cost related to the spin-off of the Performance Fibers business	4	0.03	—	—
Gain related to consolidation of New Zealand JV3	—	—	(16)	(0.12)
Cumulative adjustment for out-of-period error in depletion expense[4]	3	0.02	—	—
Discontinued operations, net[1]	(43)	(0.33)	(220)	(1.68)
Pro forma net income[2]	$54	$0.41	$56	$0.43

Cash provided by operating activities was $281 million compared to $334 million in the first nine months of 2013. Cash available for distribution (CAD)5 was $120 million versus $95 million in 2013.
“Despite a number of organizational challenges, Rayonier posted solid results in the third quarter of 2014, which was our first full quarter of operations following the spin-off of the Performance Fibers business,” said David Nunes, Rayonier’s chief executive officer. “These results affirm the fundamentally strong foundation of our Company – a foundation that we believe we can build upon as we implement operational and organizational improvements in our business model going forward.”
Quarterly Results by Business Segment
Forest Resources
Third quarter sales of $108 million and pro forma operating income6 of $22 million were $3 million and $1 million below the prior year period, respectively. Year-to-date sales of $314 million increased $37 million from 2013, while pro forma operating income6 of $67 million rose $10 million above prior year results.
In the Atlantic region, third quarter and year-to-date operating results improved compared to the prior year, as higher pine prices continued due to strong pulpwood demand and restricted supply due to wet weather conditions.
In the Gulf region, third quarter results were below the prior year period as higher delivered pine prices and increased pine volume were more than offset by lower non-timber income. Year-to-date results in the Gulf region were generally comparable to the prior year period.
In the U.S. Pacific Northwest, third quarter results were below the prior year period as volumes decreased from lower export demand and reduced harvesting levels caused by fire restrictions. The quarter was also impacted by improved delivered and stumpage prices. Year-to-date results increased over the prior year period due to higher realized prices from the surge in demand from China earlier this year.
Third quarter operating results in New Zealand were lower than 2013 as prices declined in the export market due to high inventories in China, while year-to-date results were comparable.

225 Water Street, Jacksonville, FL 32202 904-357-9100

Exhibit 99.1

Real Estate
Sales of $27 million and operating income of $16 million in the third quarter increased $13 million and $9 million, respectively, from the prior year period. On a year-to-date basis, sales and operating results increased $14 million. The third quarter and year-to-date improvements were primarily due to increased rural sales volumes and stronger prices, which included two significant sales in the Southeast totaling 9,700 acres at an average price of $1,900 per acre. Year-to-date 2014 operating income also included a $6 million settlement of a bankruptcy claim related to a 2006 sale.
Other Items
Corporate and other operating expenses of $6 million in the third quarter and $28 million year-to-date improved $3 million over the prior year periods (excluding a $16 million gain related to the consolidation of the New Zealand joint venture for the nine months ended September 30, 2013) primarily due to lower selling, general and administrative expense as a result of the spin-off.
Interest and other expenses of $11 million in the third quarter were comparable to the prior year period. Interest and other expenses for the nine months were $14 million above the prior year period primarily due to $2 million of interest related to the early repayment of debt in connection with the spin-off, $3 million of interest from the New Zealand JV due to its consolidation beginning in the second quarter of 2013 and unfavorable mark-to-market adjustments on New Zealand interest rate swaps.
The third quarter income tax benefit from continuing operations before discrete items was $9 million compared to an income tax benefit of $6 million in 2013. The income tax benefit represents tax benefits from losses at Rayonier’s taxable operations and interest and general administrative expenses not allowed to be allocated to the discontinued operations of the Performance Fibers business. Including discrete items, the third quarter income tax benefit from continuing operations was $11 million compared to an income tax benefit of $7 million in the third quarter of 2013.
The year-to-date income tax benefit from continuing operations before discrete items was $16 million compared to $21 million in 2013. Including discrete items, the income tax benefit from continuing operations was $5 million compared to $29 million in 2013.
Results of Internal Review

Following the spin-off of Rayonier’s Performance Fibers business into Rayonier Advanced Materials, Rayonier’s new management conducted a review of the Company’s operations and business strategies and identified issues related to its historical timber harvest levels, its estimate of merchantable timber inventory and the effect of such estimate on its calculation of depletion expense. At the direction of the Board of Directors, management commenced an internal review of these matters, with the assistance of independent counsel, forensic accountants and financial advisers.
As a result of the findings of its internal review, the Company’s management and Board of Directors took a number of actions to strengthen operations, realign capital allocation priorities, and increase transparency. Key findings and actions that resulted from the internal review are summarized below:

•
The Company included in the merchantable timber inventory disclosed in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “Initial Form 10-K”), timber in specially designated parcels located in restricted, environmentally sensitive or economically inaccessible areas. The inclusion of this timber was incorrect, inconsistent with Rayonier’s historical definition of merchantable timber inventory, and a significant change from prior years. The Company’s revised estimate of merchantable timber inventory, as of December 31, 2013, is set forth below.

225 Water Street, Jacksonville, FL 32202 904-357-9100

Exhibit 99.1

(Tons in 000s)	As disclosed in the Initial Form 10-K	As disclosed in the Amended Form 10-K	Percentage Difference
Atlantic	37,121	34,324	(8)%
Gulf	28,534	24,641	(14)%
Northern	9,097	7,370	(19)%
New Zealand	13,792	13,792	—%
Total	88,544	80,127	(10)%

•
For roughly a decade, the average rate at which Rayonier harvested timber in the U.S. Pacific Northwest exceeded the rate those timberlands could support on a long-term basis. Going forward, Rayonier intends to manage its timberlands on a “sustainable yield” basis; that is, Rayonier expects to harvest, on average, levels of timber that can be sustained into perpetuity based on its estimates of biological growth and the expected productivity resulting from its reforestation and silvicultural efforts. Rayonier estimates that the annual sustainable yield in its timberlands in the U.S. Pacific Northwest is approximately 160 MMBF (or 1.3 million tons), as compared to the average annual harvest level over the past ten years (2004 to 2013) of approximately 228 MMBF (or 1.8 million tons). Rayonier anticipates reducing the harvest level in its timberlands in the U.S. Pacific Northwest to 125 MMBF (or 1.0 million tons) annually by 2017 and maintaining that level for approximately five to ten years thereafter in order to allow for inventory replenishment and age class smoothing. Rayonier expects that its average annual harvest level in its timberlands in the U.S. Pacific Northwest for 2015 through 2019 will be approximately 140 MMBF (or 1.1 million tons).

•
Rayonier has periodically generated income and cash flow from the sale of non-strategic timberlands. Going forward, Rayonier expects to reduce its reliance on planned sales of non-strategic timberlands to augment cash flow generation and instead rely primarily on supporting cash flow from the operation, rather than sale, of its timberlands. Rayonier believes that reducing reliance on the sale of such properties to augment cash flow generation will support the sustainability of its timberlands and harvesting activities over the long-term. Over the past five years (2009 to 2013), sales of non-strategic timberlands totaled approximately 157,000 acres and $233 million (excluding 128,000 acres and $57 million for the sale of Rayonier’s New York timberlands in 2013). Rayonier expects that sales of non-strategic timberlands will be significantly lower going forward.

•
On November 7, 2014, Rayonier’s Board of Directors declared a fourth quarter cash dividend of $0.25 per common share, payable on December 31, 2014, to shareholders of record on December 17, 2014. This represents a 17% reduction from the third quarter dividend of $0.30 per common share, reflecting Rayonier’s expectation of reduced cash available for distribution due to lower expected annual harvest levels, as well as reduced reliance on sales of non-strategic timberlands to augment cash flow generation.

•
As a result of the incorrect and inconsistent inclusion of timber in specially designated parcels located in restricted, environmentally sensitive or economically inaccessible areas in the merchantable timber inventory for 2014 as discussed above, Rayonier concluded that it understated depletion expense in cost of goods sold in the quarterly periods ended March 31, 2014 and June 30, 2014, which resulted in a corresponding overstatement of income from continuing operations. In addition, management determined that there was a material weakness in Rayonier’s internal controls related to merchantable timber inventory as of December 31, 2013, March 31, 2014, June 30, 2014 and September 30, 2014. The Company has filed amendments to its Forms 10-Q for the quarterly periods ended March 31, 2014 and June 30, 2014 and restated its interim consolidated financial statements for those periods. Rayonier determined that errors in depletion expense calculated in the years ended December 31, 2013, and 2012 were immaterial and did not require restatement. The cumulative effect of the immaterial errors in depletion expense for these and prior periods are reflected in Rayonier’s financial statements for the third quarter of 2014 as an out-of-period adjustment.

“Beginning with the comprehensive review of our historical harvest levels and merchantable inventory, and continuing with the actions announced today, we have taken swift and decisive measures to strengthen Rayonier’s operations and realign our strategy,” said Nunes. “We believe these measures will allow us to sustainably manage our timberland

225 Water Street, Jacksonville, FL 32202 904-357-9100

Exhibit 99.1

resources, increase transparency into our business and refocus our capital allocation priorities to support our commitment to delivering long-term shareholder returns.”
“We are confident in the findings and thoroughness of our review, which was initiated and driven by our new CEO at the direction of our Board and with the support of new independent external legal and financial advisors,” said Richard D. Kincaid, Chairman of Rayonier’s Board of Directors.
Nunes concluded, “Importantly, we believe that reducing our dividend will provide the necessary balance between our near-term financial goals and long-term shareholder interests. Despite these challenges, we believe that the realignment of our strategy, together with our strategically located assets and our flexible capital structure, will position Rayonier for long-term, sustainable growth.”
Realignment of Strategy

As a result of its internal review, the Company is realigning its strategy to sustainably manage its timberland resources, support long-term sustainable cash flow generation, effectively allocate capital and drive long-term shareholder value. The Company’s realigned business strategy consists of the following key elements:

•
Manage Timberlands on a Sustainable Yield Basis for Long-Term Results: The Company intends to actively manage its timberlands to maximize net present value over the long term by achieving an optimal balance among biological timber growth, generation of cash flow from harvesting activities, and responsible environmental stewardship. Going forward, Rayonier’s harvesting strategy is designed to produce a long-term, sustainable yield, although it may adjust harvest levels periodically to capitalize on then-current economic conditions in its markets.

•
Increase the Size and Quality of Timberland Holdings through Acquisitions: Rayonier intends to selectively pursue timberland acquisition opportunities that improve the average productivity of its timberland holdings and support cash flow generation from harvesting activities. The Company will maintain a disciplined approach and rigorous adherence to strategic and financial metrics in its acquisition strategy. The Company generally expects to focus its acquisition efforts in the most commercially desirable timber-producing regions of the U.S. South and U.S. Pacific Northwest, particularly on timberlands with an age class profile that complements the age class profile of its existing timberland holdings.

•
Optimize Portfolio Value: Rayonier continuously assesses potential alternative uses of its timberlands, as some of its properties may become more valuable for development, conservation, recreation or other purposes. The Company intends to capitalize on the value of its portfolio by opportunistically monetizing such higher and better use (“HBU”) properties. While the majority of Rayonier’s HBU sales involve rural and recreational land, the Company also selectively pursues various land-use entitlements on certain properties for residential and industrial development, including mega-site certified industrial and commercial properties, in order to enhance the long-term value potential of such properties. The Company generally expects that sales of HBU property (i.e., rural HBU and development HBU) will comprise approximately 1% of its Southern timberland holdings on an annual basis.

•
Focus on Timberland Operations to Support Cash Flow Generation: Rayonier periodically generates income and cash flow from the sale of non-strategic timberlands, in particular as the Company seeks to optimize its portfolio by disposing of less desirable properties. However, going forward, the Company expects to reduce its reliance on planned sales of non-HBU timberlands to augment cash flow generation and instead rely primarily on supporting cash flow from the operation, rather than sale, of its timberlands. Reducing reliance on the sale of such properties to augment cash flow generation will support the sustainability of Rayonier’s harvesting activities over the long term.

•
Promote Best-in-Class Disclosure and Responsible Stewardship: Rayonier intends to become an industry leader in transparent disclosure, particularly relating to its timberland holdings and harvest schedules. In addition, the Company is committed to responsible stewardship and environmentally and economically sustainable forestry. Rayonier believes that its continued commitment to transparency and stewardship of its

225 Water Street, Jacksonville, FL 32202 904-357-9100

Exhibit 99.1

assets and capital will allow the Company to maintain its timberlands’ productivity, more effectively attract and deploy capital, and enhance its reputation as a preferred timber supplier.
Restatement of Financial Results
As discussed above, Rayonier included in merchantable timber inventory for 2014, timber in specially designated parcels located in restricted, environmentally sensitive or economically inaccessible areas, which was incorrect, inconsistent with its definition of merchantable timber inventory, and a significant change from prior years. As a result, Rayonier concluded that it understated depletion expense in cost of goods sold by approximately $2.0 million in each of the quarterly periods ended March 31, 2014, and June 30, 2014, which resulted in a corresponding overstatement of income from continuing operations of $1.9 million and $2.0 million, respectively, in those periods. In addition, management determined that there was a material weakness in Rayonier’s internal controls related to merchantable timber inventory as of December 31, 2013, March 31, 2014, June 30, 2014 and September 30, 2014. Accordingly, Rayonier has filed amendments to its Forms 10-Q for the quarterly periods ended March 31, 2014 and June 30, 2014 and restated its interim consolidated financial statements for those periods. Rayonier determined that errors in depletion expense calculated in the years ended December 31, 2013, and 2012 were immaterial and did not require restatement. The cumulative effect of the immaterial errors in depletion expense for these and prior periods are reflected in Rayonier’s financial statements for the third quarter of 2014 as an out-of-period adjustment.
A summary highlighting the impact of the restatement is included in Schedule F of this release.
Rayonier will also file an amendment to its Form 8-K, dated July 3, 2014, to restate its unaudited pro forma condensed consolidated balance sheet as of March 31, 2014, and unaudited pro forma condensed consolidated statements of income from continuing operations for the three months ended March 31, 2014, giving effect to the spin-off.
The Company advises investors that these previously filed financial statements for the indicated periods, and the Company’s previously issued 2014 full year guidance, should no longer be relied upon.
Due to the material weakness discussed above, Rayonier also advises investors that both management’s assessment and the report of Rayonier’s independent registered public accounting firm, Ernst & Young LLP (“E&Y”), on internal control over financial reporting included in the Initial Form 10-K should no longer be relied upon. Rayonier is filing an amendment to its Initial Form 10-K to, among other things, revise management’s report on internal control over financial reporting and the report of Rayonier’s independent registered public accounting firm, in each case, disclosing management’s determination that, as of December 31, 2013, there was a material weakness in Rayonier’s internal control over financial reporting.
Management and the Audit Committee have discussed these matters described above with E&Y.
More detailed information related to the restatement and material weakness will be available in a Form 8-K that Rayonier will file today with the SEC. More detail related to the internal review and Rayonier’s new standalone strategy is available in its Quarterly Report on Form 10-Q for the period ended September 30, 2014, which Rayonier will file today with the SEC.
Rayonier does not expect the internal review and restatement to have an adverse impact on its available borrowings under existing credit facilities.
Outlook
In Forest Resources, Rayonier anticipates full-year results to be comparable to 2013, with stronger prices in the U.S. South offset by lower prices in the U.S. Pacific Northwest and New Zealand largely due to lower export demand in the second half of the year, and by a reduction in fourth quarter Northwest harvest volumes as Rayonier implements its new strategy for achieving long-term sustainable yield. In Real Estate, Rayonier now expects full-year results to be approximately 15% below 2013, based on the anticipated timing of land sale closings originally forecasted for late 2014.
Beyond 2014, Rayonier anticipates that U.S. housing will continue its gradual recovery, sawlog prices will continue to strengthen, and demand for logs in Asia will be strong over the long-term, benefiting its U.S. Pacific Northwest and

225 Water Street, Jacksonville, FL 32202 904-357-9100

Exhibit 99.1

New Zealand operations. While Rayonier expects these trends to result in stronger product prices over time, Rayonier’s results will be impacted by significantly lower harvest volume in the Northwest and by a planned reduction in sales of non-strategic timberland, consistent with its new strategy.
For 2015, we anticipate operating income in the $85 million to $105 million range and Adjusted EBITDA7 of approximately $200 million to $220 million. Compared with 2014, these lower results primarily reflect the planned reductions in harvest volumes and timberland sales. Looking beyond 2015, we anticipate steadily increasing Adjusted EBITDA7 as product prices continue to strengthen. We also expect to maintain an active and disciplined timberland acquisition program that, if successfully executed, will contribute to Adjusted EBITDA7 growth.
Conference Call
A conference call will be held on Monday, November 10, 2014 at 8:30 AM EST to discuss these results. Supplemental materials and access to the live webcast will be available at www.rayonier.com. Investors may also choose to access the conference call by dialing (888) 989-7543, password: Rayonier. A replay of this webcast will be available on the Company's website shortly after the call. A replay of the teleconference will be available one hour after the call ends until Monday, November 17, 2014. The replay number is 800-839-1161, passcode: 5631. Complimentary copies of Rayonier press releases and other financial documents are also available by calling 1-800-RYN-7611.
1Discontinued operations includes Performance Fibers in the nine months ended September 30, 2014 and both the three and nine months ended September 30, 2013. Discontinued operations also includes Wood Products in the nine months ended September 30, 2013.
2Pro forma net income is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.
3The $16 million gain includes the recognition of a $10 million deferred gain based on the original sale of Rayonier’s New Zealand operations to the joint venture in 2005 and a $6 million benefit due to the required fair market value remeasurement of Rayonier’s equity interest in the JV held before the purchase of the additional interest.
4In reviewing its depletion expense calculations, the Company determined that prior years included immaterial understatements of depletion expense as a result of including in merchantable timber inventory certain volumes that should have been excluded. The estimated cumulative effect of these prior year immaterial errors were recorded as additional depletion expense in the third quarter of 2014.
5CAD is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.
6Pro forma operating income is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.
7Adjusted EBITDA is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.

225 Water Street, Jacksonville, FL 32202 904-357-9100

Exhibit 99.1

About Rayonier
We are a geographically diverse international land resources company primarily engaged in timberland management and the sale of real estate. As of September 30, 2014, we owned, leased or managed approximately 2.6 million acres of timberlands located in the U.S. and New Zealand. Rayonier is structured as a real estate investment trust. More information is available at www.rayonier.com.
___________________________________________________________________________
Certain statements in this document regarding anticipated financial outcomes including Rayonier’s earnings guidance, if any, business and market conditions, and outlook, the results of the internal review, expected dividend rate, Rayonier’s realigned business strategy, including expected harvest schedules, timberland acquisitions and sales of non-strategic timberlands, the anticipated benefits of Rayonier’s realigned business strategy, the expected impact of the internal review and restatement on available borrowings, and other similar statements relating to Rayonier’s future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.
Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward- looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-Q, 10-K, 8-K any amendments thereto and other reports filed with the SEC.
The following important factors, among others, could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets; changes in global economic conditions and world events, including political changes in particular regions or countries; fluctuations in demand for our products in Asia, and especially China; the uncertainties of potential impacts of climate-related initiatives; the cost and availability of third party logging and trucking services; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations, timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products; interest rate and currency movements; our capacity to incur additional debt, and any decision we may make to do so; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; changes in key management and personnel; our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and changes in tax laws that could adversely affect tax treatment of our specific businesses or reduce the benefits associated with REIT status.
Specifically with respect to our Real Estate business, the following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical nature of the real estate business generally, including fluctuations in demand for both entitled and unentitled property; a delayed or weak recovery in the housing market; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; the potential for legal challenges to entitlements and permits in connection with our properties; unexpected delays in the entry into or closing of real estate transactions; the existence of competing developers and communities in the markets in which we own property; the pace of development and the rate and timing of absorption of existing entitled property in the markets in which we own property; changes in the demographics affecting projected population growth and migration to the Southeastern U.S.; changes in environmental laws and regulations, including laws regarding water withdrawal and management and delineation of wetlands, that may restrict or adversely impact our ability to sell or develop properties; the cost of the development of property generally, including the cost of property taxes, labor and construction materials; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.
In addition, the following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this press release: Rayonier’s ability to effectively implement its realigned business strategy, uncertainty surrounding the results of the internal review, the need for restatement of Rayonier’s prior period financial statements, the potential impact on Rayonier’s business and stock price of any announcements regarding any of the foregoing; the time and expense associated with any necessary remediation of control deficiencies; and the impact and result of any litigation or regulatory inquiries or investigations related to the findings of the internal review or Rayonier’s restatement of its financial statements.
Additional factors are described in the company’s most recent Form 10-K and 10-Q and other reports on file with the Securities and Exchange Commission. Rayonier assumes no obligation to update these statements except as is required by law.

# # #

225 Water Street, Jacksonville, FL 32202 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
September 30, 2014 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2014	2014	2013	2014	2013
		(Restated)
SALES	$149.8	$163.1	$159.3	$456.2	$421.2
Costs and Expenses
Cost of sales	118.1	123.1	129.0	357.1	333.5
Selling and general expenses	8.8	13.9	13.1	35.9	41.2
Other operating income, net	(9.2)	(11.5)	(2.8)	(20.9)	(11.1)
OPERATING INCOME BEFORE GAIN ON CONSOLIDATION OF NEW ZEALAND JOINT VENTURE	32.1	37.6	20.0	84.1	57.6
Gain related to consolidation of New Zealand joint venture	—	—	—	—	16.1
OPERATING INCOME	32.1	37.6	20.0	84.1	73.7
Interest expense	(9.6)	(15.6)	(10.8)	(35.9)	(30.6)
Interest and miscellaneous (expense) income, net	(1.7)	(4.4)	(1.0)	(7.1)	1.8
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	20.8	17.6	8.2	41.1	44.9
Income tax benefit (expense)	11.3	(13.6)	6.8	5.3	28.8
INCOME FROM CONTINUING OPERATIONS	32.1	4.0	15.0	46.4	73.7
Income from discontinued operations, net	—	12.1	43.4	43.1	220.2
NET INCOME	32.1	16.1	58.4	89.5	293.9
Less: Net (loss) income attributable to noncontrolling interest	(0.6)	(0.3)	1.0	(1.0)	1.7
NET INCOME ATTRIBUTABLE TO RAYONIER INC.	$32.7	$16.4	$57.4	$90.5	$292.2
EARNINGS PER COMMON SHARE
BASIC EARNINGS PER SHARE ATTRIBUTABLE TO RAYONIER INC.
Continuing Operations	$0.26	$0.03	$0.11	$0.38	$0.57
Discontinued Operations	—	0.10	0.34	0.34	1.76
Net Income	$0.26	$0.13	$0.45	$0.72	$2.33
DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO RAYONIER INC.
Continuing Operations	$0.25	$0.03	$0.11	$0.36	$0.55
Discontinued Operations	—	0.09	0.33	0.33	1.68
Net Income	$0.25	$0.12	$0.44	$0.69	$2.23

Pro forma Net Income (a)	$0.27	$0.06	$0.11	$0.41	$0.43

Weighted Average Common
Shares used for determining
Basic EPS	126,501,837	126,434,376	126,122,151	126,428,279	125,549,133
Diluted EPS	129,790,513	132,299,665	130,913,404	131,681,660	130,788,974
(a) Pro forma Net Income per share is a non-GAAP measure. See Schedule E for a reconciliation to the nearest GAAP measure.

A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2014 (unaudited)
(millions of dollars)

	September 30,	December 31,
	2014	2013 (a)
Assets
Cash and cash equivalents	$182.8	$199.6
Other current assets	68.8	319.5
Timber and timberlands, net of depletion and amortization	2,058.4	2,049.4
Property, plant and equipment	14.4	1,981.1
Less - accumulated depreciation	(7.9)	(1,120.3)
Net property, plant and equipment	6.5	860.8
Other assets	161.1	256.2
	$2,477.6	$3,685.5
Liabilities and Shareholders’ Equity
Current maturities of long-term debt	$130.5	$112.5
Other current liabilities	81.1	163.6
Long-term debt	605.2	1,461.7
Non-current liabilities for dispositions and discontinued operations	—	69.5
Other non-current liabilities	49.9	122.9
Total Rayonier Inc. shareholders’ equity	1,524.3	1,661.2
Noncontrolling interest	86.6	94.1
Total shareholders’ equity	1,610.9	1,755.3
	$2,477.6	$3,685.5

(a)	Includes the Performance Fibers business that was spun-off on June 27, 2014.

B

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
September 30, 2014 (unaudited)
(millions of dollars)

	Nine Months Ended September 30,
	2014	2013
Cash provided by operating activities:
Net income	$89.5	$293.9
Depreciation, depletion and amortization	92.5	81.7
Non-cash cost of real estate sold	6.5	4.3
Gain on sale of discontinued operations, net	—	(42.7)
Depreciation, depletion and amortization from discontinued operations	38.0	51.7
Other items to reconcile net income to cash provided by operating activities	10.1	32.7
Changes in working capital and other assets and liabilities	44.1	(17.1)
Tax payment to IRS to exchange AFMC for CBPC	—	(70.3)
	280.7	334.2
Cash used for investing activities:
Capital expenditures	(105.7)	(122.1)
Purchase of additional interest in New Zealand joint venture	—	(139.9)
Purchase of timberlands	(93.2)	(11.7)
Jesup mill cellulose specialties expansion (gross purchases of $0 and $140.8, net of purchases on account of $0 and $3.4)	—	(137.4)
Proceeds from disposition of Wood Products business	—	68.1
Change in restricted cash	47.3	4.0
Other	(0.4)	(0.2)
	(152.0)	(339.2)
Cash used for financing activities:
Increase in debt, net of issuance costs	109.8	154.4
Dividends paid	(225.9)	(175.1)
Proceeds from the issuance of common shares	4.6	9.2
Excess tax benefits on stock-based compensation	—	8.2
Repurchase of common shares	(1.8)	(11.3)
Purchase of timberland deeds for Rayonier Advanced Materials	(12.7)	—
Debt issuance funds distributed to Rayonier Advanced Materials	(924.9)	—
Proceeds from spin-off of Rayonier Advanced Materials	906.2	—
Other	(0.7)	—
	(145.4)	(14.6)
Effect of exchange rate changes on cash	(0.1)	(0.3)
Cash and cash equivalents:
Change in cash and cash equivalents	(16.8)	(19.9)
Balance, beginning of year	199.6	280.6
Balance, end of period	$182.8	$260.7

C

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES AND OPERATING INCOME
September 30, 2014 (unaudited)
(millions of dollars)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2014	2014	2013	2014	2013
		(Restated)
Sales
Forest Resources	$108.0	$101.1	$111.3	$313.8	$277.4
Real Estate	26.7	34.0	14.1	66.2	51.8
Other Operations	15.1	29.2	34.0	80.0	92.5
Intersegment Eliminations	—	(1.2)	(0.1)	(3.8)	(0.5)
Total sales	$149.8	$163.1	$159.3	$456.2	$421.2

Pro forma operating income (a)
Forest Resources (a)	$21.8	$19.9	$23.2	$67.3	$57.3
Real Estate	16.4	27.8	7.5	44.9	30.5
Other Operations	2.5	(0.1)	(0.4)	2.0	1.4
Corporate and other (a)	(6.0)	(10.0)	(10.3)	(27.5)	(31.6)
Pro forma operating income (a)	$34.7	$37.6	$20.0	$86.7	$57.6

(a)
The three and nine months ended September 30, 2014 exclude $2.6 million of expense in the Forest Resources segment related to a cumulative out-of period adjustment for depletion expense. The nine months ended September 30, 2013 excludes a $16.1 million gain related to the consolidation of the New Zealand joint venture. Pro forma operating income is a non-GAAP measure. See Schedule E for reconciliation.

D

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
September 30, 2014 (unaudited)
(millions of dollars except per share information)

CASH AVAILABLE FOR DISTRIBUTION (a):
	Three Months Ended	Six Months Ended	Nine Months Ended
	March 31,	June 30	September 30,	September 30,
	2014 (c)	2014	2014	2013
Cash provided by operating activities	$99.3	$226.4	$280.7	$334.2
Capital expenditures (b)	(36.8)	(80.5)	(105.7)	(122.1)
Change in committed cash	4.7	4.8	5.0	0.5
Excess tax benefits on stock-based compensation	(1.2)	—	—	8.2
Other	5.6	3.7	3.8	1.0
Discontinued operations	—	(64.1)	(64.1)	(127.1)
Cash Available for Distribution	$71.6	$90.3	$119.7	$94.7

EBITDA and Adjusted EBITDA:
	Three Months Ended
	As Previously Reported (c)	As Restated (c)	As Previously Reported	As Restated

	March 31, 2014		June 30, 2014		September 30, 2014
Net income	$43.3	$41.3	$18.1	$16.1	$32.1
Interest, net, continuing operations	14.0	14.0	16.2	16.2	11.3
Income tax expense (benefit), continuing operations	7.7	7.7	13.5	13.5	(11.3)
Depreciation, depletion and amortization	46.8	48.8	28.3	30.3	34.0
Discontinued operations (d)	—	—	28.6	28.6	—
EBITDA (e)	111.8	111.8	104.7	104.7	66.1
Non-cash cost of real estate sold	1.0	1.0	2.3	2.3	3.2
Adjusted EBITDA (f)	$112.8	$112.8	$107.0	$107.0	$69.3

	Six Months Ended		Nine Months Ended		Forecast
	As Previously Reported	As Restated

	June 30, 2014		September 30, 2014		2015
Net income	$61.5	$57.5	$89.5		~ $65 - 75
Interest, net, continuing operations	27.9	27.9	39.2		~ $30
Income tax expense (benefit), continuing operations	5.9	5.9	(5.3)		~ ($5 - 10)
Depreciation, depletion and amortization	54.5	58.5	92.5		~ $105 - $110
Discontinued operations (d)	66.6	66.6	66.6		—
EBITDA (e)	216.4	216.4	282.5		~ $190 - $210
Non-cash cost of real estate sold	3.3	3.3	6.5		~ $10
Adjusted EBITDA (f)	$219.7	$219.7	$289.0		~ $200 - $220

(a)
Cash Available for Distribution (CAD) is defined as cash provided by operating activities adjusted for capital spending, strategic divestitures, the change in committed cash, and other items which include cash provided by discontinued operations, excess tax benefits on stock-based compensation and the change in capital expenditures purchased on account. CAD is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company’s common shares, debt reduction and strategic acquisitions. CAD is not necessarily indicative of the CAD that may be generated in future periods.

(b)
Capital expenditures exclude strategic capital of $10.6 million, $74.8 million and $93.2 million for timberland acquisitions during the year-to-date periods ended March 31, 2014, June 30, 2014 and September 30, 2014, respectively. For the nine months ended September 30, 2013, strategic capital totaled $139.9 million for the additional interest in the New Zealand joint venture and $11.7 million for timberland acquisitions.

(c)	Includes the Performance Fibers business that was spun-off on June 27, 2014.

(d)	Includes income, interest, income tax expense, and depreciation and amortization from discontinued operations.

(e)
EBITDA is defined as earnings before interest, taxes, depreciation, depletion and amortization. EBITDA is a non-GAAP measure used by our Chief Operating Decision Maker, existing shareholders and potential shareholders to measure how the Company is performing relative to the assets under management.

(f)
Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization and the non-cash basis of real estate sold. Adjusted EBITDA is a non-GAAP measure used by our Chief Operating Decision Maker, existing shareholders and potential shareholders to measure how the Company is performing relative to the assets under management.

E

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES (Continued)
September 30, 2014 (unaudited)
(millions of dollars except per share information)

PRO FORMA OPERATING INCOME AND NET INCOME:
	Three Months Ended
	September 30, 2014		June 30, 2014		September 30, 2013
			(Restated)
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share

Operating income	$32.1		$37.6		$20.0
Cumulative adjustment for out-of-period error in depletion expense (a)	2.6		—		—
Pro forma operating income	$34.7		$37.6		$20.0

Net income attributable to Rayonier Inc.	$32.7	$0.25	$16.4	$0.12	$57.4	$0.44
Cost related to the spin-off of the Performance Fibers business	—	—	3.8	0.03	—	—
Cumulative adjustment for out-of-period error in depletion expense (a)	2.6	0.02	—	—	—	—
Discontinued operations, net	—	—	(12.1)	(0.09)	(43.4)	(0.33)
Pro forma net income	$35.3	$0.27	$8.1	$0.06	$14.0	$0.11

			Nine Months Ended
			September 30, 2014		September 30, 2013
			$	Per Diluted Share	$	Per Diluted Share
Operating income			$84.1		$73.7
Gain related to consolidation of New Zealand joint venture			—		(16.1)
Cumulative adjustment for out-of-period error in depletion expense (a)			2.6		—
Pro forma operating income			$86.7		$57.6

Net income attributable to Rayonier Inc.			$90.5	$0.69	$292.2	$2.23
Gain related to consolidation of New Zealand joint venture			—	—	(16.1)	(0.12)
Cost related to the spin-off of the Performance Fibers business			3.8	0.03	—	—
Cumulative adjustment for out-of-period error in depletion expense (a)			2.6	0.02	—	—
Discontinued operations			(43.1)	(0.33)	(220.2)	(1.68)
Pro forma net income			$53.8	$0.41	$55.9	$0.43

(a)
In reviewing its depletion expense calculation, the Company determined that prior years included immaterial understatements of depletion expense as a result of including in merchantable timber inventory certain volumes that should have been excluded. The estimated cumulative effect of these prior year immaterial errors were recorded as additional depletion expense in the third quarter of 2014.

E

RAYONIER INC. AND SUBSIDIARIES
RESTATEMENT OF PREVIOUSLY ISSUED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014 (unaudited)
(millions of dollars except per share information)
The following tables summarize the effect of the restatements for the periods ended March 31, 2014 and June 30, 2014:

	Condensed Statements of Consolidated Income and Non-GAAP Measures
	Three Months Ended March 31, 2014			Three Months Ended June 30, 2014
	As Previously Reported (a)	Restatement	As Restated (a)	As Previously Reported	Restatement	As Restated
Operating Income	$65.0	$(2.0)	$63.0	$39.6	$(2.0)	$37.6
Income from Continuing Operations	43.3	(2.0)	41.3	6.0	(2.0)	4.0
Income from Discontinued Operations, net	—	—	—	12.1	—	12.1
Net Income	43.3	(2.0)	41.3	18.1	(2.0)	16.1
Net Income Attributable to Rayonier Inc.	43.4	(2.0)	41.4	18.4	(2.0)	16.4
Diluted Earnings Per Share Attributable to Rayonier Inc.
Continuing Operations	$0.34	$(0.02)	$0.32	$0.05	$(0.02)	$0.03
Discontinued Operations	—	—	—	0.09	—	0.09
Net Income	$0.34	$(0.02)	$0.32	$0.14	$(0.02)	$0.12

Cash available for distribution (b)	$71.6	—	$71.6
EBITDA (b)	$111.8	—	$111.8	$104.7	—	$104.7

				Six Months Ended June 30, 2014
				As Previously Reported	Restatement	As Restated
Operating Income				$56.0	$(4.0)	$52.0
Income from Continuing Operations				18.4	(4.0)	14.4
Income from Discontinued Operations, net				43.1	—	43.1
Net Income				61.5	(4.0)	57.5
Net Income Attributable to Rayonier Inc.				61.8	(4.0)	57.8
Diluted Earnings Per Share Attributable to Rayonier Inc.
Continuing Operations				$0.14	$(0.03)	$0.11
Discontinued Operations				0.33	—	0.33
Net Income				$0.47	$(0.03)	$0.44

Cash available for distribution (b)				$90.3	—	$90.3
EBITDA (b)				$216.4	—	$216.4

(a)	Includes the Performance Fibers business that was spun-off on June 27, 2014.

(b)	Cash available for distribution and EBITDA are non-GAAP measures. See Schedule E for reconciliations to the nearest GAAP measure.

	Condensed Consolidated Balance Sheets
	March 31, 2014			June 30, 2014
	As Previously Reported	Restatement	As Restated	As Previously Reported	Restatement	As Restated
Timber and timberlands, net of depletion and amortization	$2,069.5	$(1.9)	$2,067.6	$2,121.6	$(4.0)	$2,117.6
Retained earnings	996.5	(1.9)	994.6	891.6	(4.0)	887.6

F